EXHIBIT 10.4.1

OPTION AGREEMENT

Optionee:	Grant date:
Shares granted:
Price per share:
Option type:
Option plan:
Option ID:

Lantronix, Inc., hereby grants an Option to purchase shares of its common stock (“Shares”) to the Optionee named above.  The terms and conditions of the Option are set forth below and in the 2000 Stock Plan (the “Plan”), as amended.

Shares will vest in accordance with the following schedule:	Vesting details:

Shares	Availability	Vest date	Expire date

By signing below I attest I received the Prospectus, the Plan and the financial statements provided to me on the Lantronix Intranet at http://inside.lantronis.com, filed under option grants.  I had an opportunity to review the documents and ask questions regarding their content.  I accept this Option Grant and agree to the terms of the Plan.

Lantronix, Inc.	Date

Date